Exhibit 99.1

MCBC Holdings, Inc. Reports Fiscal 2018 Third-Quarter and Year-To-Date Results

Company Delivers Strong Top- and Bottom-line Gains

VONORE, Tenn. – May 10, 2018 – MCBC Holdings, Inc. (NASDAQ: MCFT), the parent entity of MasterCraft Boat Company, LLC (“MasterCraft”), and NauticStar, LLC (“NauticStar”), today announced financial results for its fiscal 2018 third quarter ended April 1, 2018.

Highlights:

•

Net sales for the third quarter increased to $93.8 million, up 60.4 percent from $58.5 million in the prior-year period from improvements in MasterCraft’s core business and the inclusion of NauticStar. Net sales year-to-date rose to $237.3 million, up from $170.3 million.

•	Gross profit for the third quarter increased to $24.4 million, up 63.4 percent from $14.9 million in the prior-year period. Gross profit year-to-date rose to $62.5 million, up from $47.0 million.
•

Third-quarter gross margin increased 50 basis points to 26.0 percent, from 25.5 percent in the prior-year period. MasterCraft’s standalone margin increase, mainly from reduced retail rebate activity, was partially offset by the inclusion of NauticStar. Year-to-date gross margin decreased 130 basis points.

•

Net income totaled $11.5 million for the 2018 third quarter, an increase of $9.3 million, or 411.1 percent, from the prior-year period. Year-to-date net income increased $13.3 million to $26.5 million.

•	Third-quarter diluted earnings per share increased by $0.49, to $0.61, up from $0.12 in the prior-year period. Year-to-date diluted earnings per share increased to $1.42, versus $0.71 in fiscal 2017.
•	Adjusted EBITDA, a non-GAAP measure, increased 79.4 percent to $17.3 million from $9.6 million in the prior-year third quarter. Year-to-date Adjusted EBITDA rose to $43.8 million from $31.9 million.
•

Adjusted EBITDA margin, a non-GAAP measure, increased 200 basis points to 18.4 percent, from 16.4 percent in the prior-year third quarter period. Adjusted EBITDA margin year-to-date decreased 20 basis points to 18.5 percent, from 18.7 percent.

•

Third-quarter fully diluted pro forma Adjusted net income per share, a non-GAAP measure, increased by $0.28, a 100 percent increase, to $0.56, up from $0.28 in the prior-year period, and year-to-date was up $0.47, to $1.42, versus $0.95.

•	Year-to-date the company made debt payments of $28.3 million enabled by its strong cash generation capability.

Terry McNew, MCBC Holdings, Inc. President and Chief Executive Officer, commented, “We continue to deliver strong top- and bottom-line performance, driven by double-digit gains from MasterCraft, the addition of NauticStar and our commitment to operational excellence across both organizations.”

Third-Quarter Results

Net sales for the third quarter ended April 1, 2018, rose 60.4 percent, or $35.3 million, to $93.8 million, compared to $58.5 million for the year-ago third quarter. The gain was primarily due to the inclusion of NauticStar which increased net sales by 42.0 percent, or $24.6 million. The remaining increase of 18.4 percent, or $10.7 million, was attributable to an increase in MasterCraft unit sales volume, favorable product mix and price increases.

Fiscal third-quarter gross profit increased $9.5 million, or 63.4 percent, to $24.4 million compared to $14.9 million for the prior-year period. NauticStar contributed $4.9 million to gross profit. Growth in MasterCraft unit sales volume, a favorable product mix, price increases and reduced retail rebate activity, offset by higher material costs, accounted for the remaining increase. Gross margin increased to 26.0 percent for the fiscal third quarter, compared to 25.5 percent for the year-earlier third quarter. The increase primarily stemmed from reduced retail rebate activity, which was partially offset by the inclusion of NauticStar’s gross margin.

Said McNew, “Retail activity continues to gain momentum and we remain comfortable with our inventory levels, despite the effect of unseasonably cold and rainy weather and its effect on boat deliveries. We look forward to finishing fiscal year-end June 30, 2018 strong and working with our dealer network to further maximize their opportunities.”

Selling and marketing expense increased $0.9 million, or 32.9 percent, to $3.6 million for the third quarter ended April 1, 2018, compared to $2.7 million for the year-earlier period. This increase resulted mainly from the inclusion of NauticStar, which added $0.8 million in selling and marketing expenses.

Third-quarter general and administrative expense declined by $2.8 million, or 35.8 percent, to $5.1 million, compared to $7.9 million for the prior-year period. This decline resulted mainly from a $4.3 million decrease for legal and advisory fees related to the fiscal 2017 Malibu Boats litigation, which was subsequently settled. This was partially offset by the inclusion of NauticStar, which added $0.9 million in general and administrative expenses, and an increase of $0.2 million for legal and advisory fees related to the acquisition.

Fiscal third-quarter net income totaled $11.5 million, versus $2.2 million for the year-earlier period driven by the inclusion of NauticStar, reduced retail rebate activity and reduced tax rates from the enactment of the Tax Cuts and Jobs Act. Adjusted net income of $10.6 million, or $0.56 per share, on a fully diluted, pro forma weighted average share count of 18.8 million shares, was computed using the company’s estimated annual effective tax rate of about 29 percent, which due to the Tax Cuts and Jobs Act, is expected to be lowered to about 24 percent for fiscal 2019. This compares with Adjusted net income of $5.3 million, or $0.28 per share, in the prior-year period.

EBITDA was $16.7 million for the third quarter, compared to $5.1 million in the prior-year period. Adjusted EBITDA margin was 18.4 percent, from 16.4 percent in fiscal 2017. Adjusted EBITDA was $17.3 million, versus $9.6 million in the prior-year period. See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income to the most directly comparable financial measures presented in accordance with GAAP.

Fiscal Year-to-Date Results

Net sales for the fiscal year-to-date period ended April 1, 2018, increased 39.3 percent, or $67.0 million, to $237.3 million compared to $170.3 million for the year-earlier period. The gain was primarily due to the inclusion of NauticStar which increased net sales by 26.3 percent, or $44.8 million. The remaining gain of 13.0 percent, or $22.2 million, was attributable to MasterCraft and stemmed from to an increase in sales volume, favorable product mix and price increases.

Year-to-date gross profit increased $15.5 million, or 32.9 percent, to $62.5 million, compared to $47.0 million for the prior-year period. The inclusion of NauticStar contributed $8.5 million to gross profit. The remaining increase stemmed from gains in MasterCraft unit sales volume, reduced retail rebate activity and price increases, partially offset by higher material costs. Gross margin decreased to 26.3 percent year-to-date, compared to 27.6 percent for fiscal 2017. The decrease was primarily due to the inclusion of NauticStar’s gross margin which is in the high-teens.

Selling and marketing expense increased $2.8 million, or 38.9 percent, to $10.0 million for the fiscal year-to-date period ended April 1, 2018, compared to $7.2 million for the prior-year period. This increase resulted mainly from the inclusion of NauticStar, which added $1.4 million in selling and marketing expenses, a rise in dealer meeting and training costs, higher compensation expense and an increase in promotional activities related to the introduction of the redesigned 2018 MasterCraft XStar.

General and administrative expense decreased by $2.4 million, or 14.4 percent, to $14.4 million for the fiscal year-to-date period ended April 1, 2018, compared to $16.8 million for the fiscal 2017 nine months. This decrease resulted mainly from a decrease of $5.9 million for legal and advisory fees related to Malibu Boats litigation referenced above. These declines were partially offset by the inclusion of NauticStar, which increased general and administrative expenses by $1.7 million, and included a $1.7 million increase in for legal and advisory fees related to the NauticStar acquisition.

Fiscal year-to-date net income totaled $26.5 million, versus $13.3 in the fiscal 2017 driven by the inclusion of NauticStar, reduced retail rebate activity and reduced tax rates from the enactment of the Tax Cuts and Jobs Act. Adjusted net income of $26.7 million, or $1.42 per share, for the nine-month period, on a fully diluted, pro forma weighted average share count of 18.8 million shares, was computed using the company’s estimated normalized annual effective tax rate of about 29 percent, which due to the Tax Cuts and Jobs Act, is expected to be lowered to about 24 percent for fiscal 2019. This compares with Adjusted net income of $17.8 million, or $0.95 per share, in the prior-year period.

Year-to-date EBITDA was $40.7 million, compared to $25.4 million in the prior-year period. Adjusted EBITDA margin was 18.5 percent, from 18.7 percent in the prior-year period. Adjusted EBITDA was $43.8 million, from $31.9 million in the prior-year period. See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income to the most directly comparable financial measures presented in accordance with GAAP.

Market Milestones

NauticStar

Since acquiring NauticStar in October 2017, MCBC Holdings has made significant progress leveraging its industry-leading strengths in operational excellence and financial management to further improve NauticStar’s output, quality and margin.

Said McNew, “In less than six months, we’ve helped NauticStar reconfigure their plant layout and increase daily production volume while improving both safety and quality. Additionally, we continue to add new NauticStar dealers with 18 dealer locations added this calendar year. We look forward to continuing to optimize NauticStar and driving their growth.”

MasterCraft

In February, the National Marine Manufacturers Association (NMMA) and Boating Writers International honored MasterCraft’s XStar with a 2018 Innovation Award in the towboat category.

Said McNew, “With the new XStar, validation came when ranks of pro wakeboarders outside of the MasterCraft team were raving about its versatility. It’s truly the first wakeboard boat in the world that enables progression for anyone from family riders to the world’s best. We’re thrilled and honored to receive our seventh innovation award in nine years from the NMMA. We recognize that so many owners buy MasterCraft because of our industry-leading innovation, and with the XStar, its innovations transcend even beyond its on-water performance.”

Two decades after changing the sport of wakeboarding with the first XStar, the first true performance wakeboard boat, the 2018 XStar was completely redesigned to debut as the highest performing, most technologically advanced wake-specific boat in the industry.

Outlook

Concluded McNew, “Our year-to-date performance gives us confidence in our ability to deliver a strong finish to fiscal year-end June 30, 2018. And as always, we remain committed to our five-pronged growth strategy: developing new and innovative products; further penetrating the entry-level and mid-line segment of the performance sport boat category; capturing share from adjacent boating categories; strengthening our dealer network; and driving margin expansion through continuous operational excellence.”

For full fiscal year-end June 30, 2018 guidance, MCBC Holdings now expects net sales growth to be in the low- to mid-40 percent range including nine months of NauticStar’s projected net sales. Adjusted EBITDA margins for MasterCraft, excluding NauticStar, are expected to grow to the mid-19 percent range from 19.0 percent in 2017.  After taking the dilutive effect of the NauticStar acquisition, consolidated EBITDA margins are expected to be in the low-18 percent range. Adjusted EPS is expected to grow in the high-40 percent range. NauticStar is expected to provide accretion of $0.15 to $0.20 per share during the nine months post acquisition.

Conference Call and Webcast Information

MCBC Holdings, Inc. will host a live conference call and webcast to discuss fiscal third-quarter results today, May 10, 2018, at 5:00 p.m. ET. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 6986468. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.mastercraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 6986468. The audio replay will be available beginning at 8 p.m. ET on Thursday, May 10, 2018, through 11:59 p.m. ET on Thursday, May 24, 2018.

About MCBC Holdings, Inc.

Headquartered in Vonore, Tenn., MCBC Holdings, Inc. (NASDAQ: MCFT) is the parent entity of MasterCraft Boat Company and NauticStar.

About MasterCraft

MasterCraft is a world-renowned innovator, designer, manufacturer and marketer of premium performance sport boats. Founded in 1968, the company has cultivated its iconic brand image through a rich history of industry-leading innovation, and more than four decades after the original MasterCraft made its debut the company’s goal remains the same – to continue building the world’s best ski, wakeboard, wakesurf and luxury performance powerboats. For more information, visit www.mastercraft.com.

About NauticStar

Founded in 2002, NauticStar is located on 17 acres in Amory, Mississippi. With more than 200,000 square feet of manufacturing floor space, NauticStar is one of the top producers of high quality bay boats, deck boats and offshore center console boats from 18 to 28 feet. Professional and sport fishermen, recreational and pleasure boating enthusiasts appreciate the many standard and available features that are offered by NauticStar for a customized fit for their lifestyle. For more information on NauticStar, visit www.NauticStarBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning an exciting pipeline of launches; our ability to continue our operating momentum, capture additional market share and deliver continued growth; expectations regarding driving margin expansion, sales increases and organic growth; our fiscal 2018 outlook and key growth initiatives; the anticipated impact of the Tax Cuts and Jobs Act; and our anticipated financial performance for fiscal 2018.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful integration of NauticStar, LLC into our business, recent changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2017, in our Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2017, filed with the SEC on November 13, 2017 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement MasterCraft’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for MasterCraft's financial results prepared in accordance with GAAP.

Contacts:

Tim Oxley

Chief Financial Officer

(423) 884-2221

Tim.Oxley@mastercraft.com

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillaco.com

Results of Operations for the Three and Nine Months Ended April 1, 2018

MCBC HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	April 1,	April 2,	April 1,	April 2,
	2018	2017	2018	2017

Net sales	$93,811	$58,486	$237,295	$170,309
Cost of sales	69,429	43,561	174,816	123,289
Gross profit	24,382	14,925	62,479	47,020
Operating expenses:
Selling and marketing	3,560	2,678	9,969	7,176
General and administrative	5,099	7,939	14,388	16,808
Amortization of intangible assets	524	26	1,077	80
Total operating expenses	9,183	10,643	25,434	24,064
Operating income	15,199	4,282	37,045	22,956
Other expense:
Interest expense	897	561	2,527	1,684
Income before income tax expense	14,302	3,721	34,518	21,272
Income tax expense	2,848	1,480	8,009	8,017
Net income	$11,454	$2,241	$26,509	$13,255

Earnings per common share:
Basic	$0.62	$0.12	$1.42	$0.71
Diluted	$0.61	$0.12	$1.42	$0.71
Weighted average shares used for computation of:
Basic earnings per share	18,622,083	18,593,296	18,619,006	18,592,680
Diluted earnings per share	18,728,424	18,625,904	18,705,801	18,607,862

MCBC HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	April 1,	June 30,
	2018	2017
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,500	$4,038
Accounts receivable — net of allowances of $71 and $82, respectively	5,975	3,500
Income tax receivable	61	—
Inventories — net	20,290	11,676
Prepaid expenses and other current assets	3,596	2,438
Total current assets	38,422	21,652
Property, plant and equipment — net	19,728	14,827
Intangible assets — net	51,566	16,643
Goodwill	66,713	29,593
Deferred debt issuance costs — net	406	481
Other	297	125
Total assets	$177,132	$83,321
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,082	$11,008
Income tax payable	1,280	780
Accrued expenses and other current liabilities	30,343	21,410
Current portion of long term debt, net of unamortized debt issuance costs	5,101	3,687
Total current liabilities	54,806	36,885
Long term debt, net of unamortized debt issuance costs	80,946	30,790
Deferred income taxes	172	953
Unrecognized tax positions	2,134	2,932
Total liabilities	138,058	71,560
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,683,678 shares at April 1, 2018 and 18,637,445 shares at June 30, 2017	187	186
Additional paid-in capital	113,748	112,945
Accumulated deficit	(74,861)	(101,370)
Total stockholders' equity	39,074	11,761
Total liabilities and stockholders' equity	$177,132	$83,321

Supplemental Operating Data

The following table sets forth certain supplemental operating data for the periods indicated:

	Three Months Ended			Nine Months Ended
	April 1,	April 2,	%	April 1,	April 2,	%
	2018	2017	Variance	2018	2017	Variance
	(Unaudited)
	(Dollars in thousands)
Unit volume:
MasterCraft	804	741	8.5%	2,254	2,090	7.8%
NauticStar	628	—		1,154	—
MasterCraft sales	$69,257	$58,486	18.4%	$192,545	$170,309	13.1%
NauticStar sales	$24,554	$—		$44,750	$—
Consolidated sales	$93,811	$58,486	60.4%	$237,295	$170,309	39.3%
Per Unit:
MasterCraft sales	$86	$79	8.9%	$85	$81	4.9%
NauticStar sales	$39	$—		$39	$—
Consolidated sales	$66	$79	(17.0)%	$70	$81	(14.6)%
Gross margin	26.0%	25.5%		26.3%	27.6%

Non-GAAP Measures

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including fees and expenses related to the company’s follow-on offering, transaction expenses associated with the acquisition of NauticStar, acquisition related inventory step up adjustment and our stock-based compensation. We define Adjusted net income as net income adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including fees and expenses related to the company’s follow-on offering, transaction expenses associated with the acquisition of NauticStar, our stock-based compensation and an adjustment for income tax expense at a normalized annual effective tax rate. We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of sales. Adjusted EBITDA, Adjusted net income and Adjusted EBITDA margin are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, which we refer to as “GAAP.” Adjusted EBITDA and Adjusted net income are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use. We believe that the inclusion of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income is appropriate to provide additional information to investors because securities analysts, noteholders and other investors use these non-GAAP financial measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted net income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP alone measures. We believe Adjusted net income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash items and items not indicative of our ongoing operations. Adjusted EBITDA and Adjusted net income have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted net income and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income may not be comparable to similarly titled measures of other companies, including companies in our industry.

Furthermore, certain non-GAAP financial measures presented in this release have been provided for comparison purposes only and these non-GAAP financial measures may change in the future based on our calculations and forecasts regarding the interpretation of certain recent changes to U.S. federal income tax law and anticipated impacts on our financial results.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA for the periods indicated:

	Three Months Ended		Nine Months Ended
	April 1, 2018	April 2, 2017	April 1, 2018	April 2, 2017
	(Unaudited)
	(Dollars in thousands)
Net income	$11,454	$2,241	$26,509	$13,255
Income tax expense	2,848	1,480	8,009	8,017
Interest expense	897	561	2,527	1,684
Depreciation and amortization	1,456	821	3,665	2,442
EBITDA	16,655	5,103	40,710	25,398
Transaction expense(a)	247	4	1,733	63
Inventory step-up adjustment – acquisition related(b)	—	—	501	—
Litigation charge(c)	—	4,295	—	5,948
Stock-based compensation	353	215	881	520
Adjusted EBITDA	$17,255	$9,617	$43,825	$31,929
Adjusted EBITDA margin(d)	18.4%	16.4%	18.5%	18.7%

(a)	Represents fees, expenses and integration costs associated with our acquisition of NauticStar and our follow-on offering and secondary offering in the prior-year period.
(b)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during the second quarter of fiscal 2018.
(c)	Represents fees and expenses related to our litigation with Malibu Boats, LLC, which was settled during the fourth quarter of fiscal 2017.
(d)	We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of net sales.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted net income for the periods indicated:

	Three Months Ended		Nine Months Ended
	April 1, 2018	April 2, 2017	April 1, 2018	April 2, 2017
	(Unaudited)
	(Dollars in thousands, except for share and per share amounts)
Net income	$11,454	$2,241	$26,509	$13,255
Income tax expense	2,848	1,480	8,009	8,017
Transaction expense(a)	247	4	1,733	63
Inventory step-up adjustment – acquisition related(b)	—	—	501	—
Litigation charge(c)	—	4,295	—	5,948
Stock-based compensation	353	215	881	520
Adjusted net income before income taxes(d)	14,902	8,235	37,633	27,803
Adjusted income tax expense(e)	4,322	2,965	10,914	10,009
Adjusted net income	$10,580	$5,270	$26,719	$17,794

Pro-forma Adjusted net income per common share
Basic	$0.57	$0.28	$1.43	$0.96
Diluted	$0.56	$0.28	$1.42	$0.95
Pro-forma weighted average shares used for the computation of:
Basic Adjusted net income per share(f)	18,624,381	18,593,296	18,621,350	18,593,296
Diluted Adjusted net income per share(f)	18,803,396	18,722,582	18,797,949	18,704,546
(a)	Represents fees, expenses and integration costs associated with our acquisition of NauticStar and our follow-on offering and secondary offering in the prior-year period.
(b)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during the second quarter of fiscal 2018.
(c)	Represents legal and advisory fees related to our litigation with Malibu Boats, LLC, which was settled during the fourth quarter of fiscal 2017.
(d)

Prior periods presented exclude amortization charges for acquired intangible assets incurred during the third quarter of fiscal 2018 and the year to date period of $0.5 million and $1.0 million, respectively.

(e)

Reflects income tax expense at an estimated annual effective income tax rate of 29% for all current-year periods presented and 36% for all prior-year periods presented. We expect our estimated annual effective income tax rate to be reduced to about 24% for fiscal 2019.

(f)

The weighted average shares used for computation of pro-forma diluted earnings per common share gives effect to 59,297 shares of restricted stock awards, 66,134 performance stock units and 53,584 shares for the dilutive effect of stock options. The average of the prior quarters is used for computation of the nine months ended periods.

The following table shows the reconciliation of diluted net income per share to  diluted pro forma Adjusted net income per share for the periods presented:

	Three Months Ended		Nine Months Ended
	April 1, 2018	April 2, 2017	April 1, 2018	April 2, 2017
	(Unaudited)
Net income per diluted share	$0.61	$0.12	$1.42	$0.71
Impact of adjustments:
Income tax expense	0.15	0.08	0.43	0.43
Transaction expense(a)	0.01	—	0.09	—
Inventory step-up adjustment – acquisition related(b)	—	—	0.03	—
Litigation charge(c)	—	0.23	—	0.32
Stock-based compensation	0.02	0.01	0.05	0.03
Net income per diluted share before income taxes(d)	0.79	0.44	2.02	1.49
Impact of adjusted income tax expense on net income per diluted share before income taxes(e)	(0.23)	(0.16)	(0.58)	(0.54)
Impact of increased share count(f)	—	—	(0.02)	—
Adjusted Net Income per diluted pro-forma weighted average share	0.56	0.28	1.42	0.95

(a)	Represents fees, expenses and integration costs associated with our acquisition of NauticStar and our follow-on offering and secondary offering in the prior-year period.
(b)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during the second quarter of fiscal 2018.
(c)	Represents legal and advisory fees related to our litigation with Malibu Boats, LLC, which was settled during the fourth quarter of fiscal 2017.
(d)

Prior periods presented exclude amortization charges for acquired intangible assets incurred during the third quarter of fiscal 2018 and the year to date period of $0.5 million and $1.0 million, respectively.

(e)

Reflects income tax expense at an estimated annual effective income tax rate of 29% for all current-year periods presented and 36% for all prior-year periods presented. We expect our estimated annual effective income tax rate to be reduced to about 24% for fiscal 2019.

(f)

Reflects impact of increased share counts giving effect to the exchange of all restricted stock awards, the vesting of all performance stock units and for the dilutive effect of stock options included in outstanding shares.

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